Exhibit 10.2

PARCEL NOS: 48N03E-10-1650; 48N06E-20-6300;

48N06E-30-2100; 48N06E-30-0150;

48N06E-19-9000: 48N06E-29-3200;

MC0290: MC0054; and MC0013.

After Recording Return To:

Private Capital Group, Inc.

486 West 50 North

American Fork, Utah 84003

Fax: (801) 216-8889

Space Above This Line for Recorder’s Use Only

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT

AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of the 17th day of June, 2008, by STERLING MINING COMPANY, an Idaho corporation, having an office at 2201 Government Way, Suite E, Coeur d’Alene, Idaho 83814 (“Mortgagor”), in favor of those individuals/entities listed on the attached Exhibit “A”, or their successors and assigns, c/o Private Capital Group Inc. a Utah corporation as their agent at 486 West 50 North, American Fork, Utah 84003 (“Mortgagee”).

RECITALS:

WHEREAS, concurrently with execution of this Mortgage, Mortgagor has executed and delivered to Mortgagee that certain Promissory Note of even date herewith in the principal amount of TWO MILLION FOUR HUNDRED THOUSAND DOLLARS AND NO/100 ($2,400,000.00) (together with any supplemental, renewal, or replacement notes, the “Note”); and

WHEREAS, Mortgagee desires to secure the prompt payment of the Note, together with interest and any premium thereon in accordance with the terms of the Note and related loan documents (“Loan Document”) and any additional indebtedness accruing to Mortgagee on account of any future payments, advances or expenditures made by Mortgagee pursuant to, or any other obligation of Mortgagor arising under any of the Loan Documents (the “Secured Obligation(s)”);

NOW, THEREFORE, to secure the payment, performance and observance by Mortgagor of all of the terms, covenants and conditions contained in this instrument and in the Loan Documents, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, Mortgagor has executed and delivered this Mortgage and does hereby grant a lien and/or security interest, as applicable, in, and grant, convey, assign, mortgage and confirm, to Mortgagee and Mortgagee’s successors and assigns forever, all of the property now or hereafter owned by Mortgagor described in the following GRANTING CLAUSES (all or any portion thereof, the “Mortgaged Property”):

A. All those certain tracts, pieces or parcels of land legally described in Exhibit “B” and all surface and subsurface soils, minerals and water located thereon and thereunder (the “Land”); and

B. All buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, and all furnishings, furniture, fixtures, machinery, inventory, equipment, appliances, systems, building materials, vehicles and personal property of every kind and nature whatsoever including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures and systems, carpeting and other floor coverings, water heaters, mirrors, mantels, air conditioning apparatus and systems, refrigerating plant, appliances, computers and all hardware and software therefor, cooking apparatus and appurtenances, window screens, awnings and storm sashes, which are or shall be attached to said buildings, structures or improvements, or which are or shall be located in, on or about the Land, or which, wherever located (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of vendors or manufacturers thereof), are used or intended to be used in or in connection with the construction, fixturing, equipping, furnishing, use, operation or enjoyment of the Land or the improvements thereon, now or hereafter owned by Mortgagor, including all extensions, additions, improvements, betterments, renewals and replacements of any of the foregoing, together with all warehouse receipts or other documents of title relating to any of the foregoing and the benefit of any deposits or payments now or hereafter made by Mortgagor in connection with any of the foregoing; and

C. All easements, rights-of-way, strips and gores of land, vaults, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, licenses, privileges, liberties, tenements, hereditaments and appurtenances whatsoever in any way belonging, relating or appertaining to the Mortgaged Property, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Mortgagor and the reversion and reversions, remainder and remainders thereof, and all the estate, right, title, interest, property, possession, claim and demand whatsoever at law, as well as in equity, of Mortgagor of, in and to the same; and

D. Each and every lease, license and other document or instrument, including without limitation those described in Granting Clause C above, granting to any person or entity any right to use or occupy, and any other agreement with respect to the use or occupancy of, all or any portion of the Land or the improvements of any type or nature located thereon (the “Improvements”), whether heretofore, now or hereafter entered into (the “Leases”); and

E. The rents, deposits, issues, profits, proceeds, revenues, awards and other benefits of the Mortgaged Property from time to time accruing (including without limitation all payments under the Leases, licenses and documents described in Granting Clause D above, proceeds of insurance, condemnation awards and payments in lieu thereof, tenant security deposits, advance room deposits and escrow funds, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of sale, lease, sublease, license, concession or other grant of the right of the possession, use or occupancy of all or any portion of the Mortgaged Property, or personalty located thereon, or rendering of services by Mortgagor or any operator or manager of the Mortgaged Property or acquired from others, including without limitation from the rental of any space, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law as well as in equity, of Mortgagor of, in and to the same) (collectively, the “Rents”); and

F. All proceeds from rentals, mortgages, sales, conveyances or other dispositions or realizations of any kind or character of or from the foregoing Rents now or hereafter existing, all of which shall constitute proceeds of collateral pursuant to the Uniform Commercial Code (“UCC”) as adopted in the State of Idaho (the “State”); and

G. All of the aforementioned personal property and any and all other personal property, whether tangible or intangible, not otherwise described in this instrument and now or at any time hereafter owned by Mortgagor and now or at any time hereafter located in or on or otherwise utilized in any one or more of the ownership, use, enjoyment, construction, occupancy, management, maintenance, repair and operation of the Land, the Improvements or the equipment located thereon, including without limitation trade names, trademarks, service marks, copyrights, patents and other intellectual property and any and all funds of Mortgagor from time to time in Mortgagee’s possession, all of which shall constitute proceeds of collateral pursuant to Section 9-306 of the UCC (the “Personalty”); and

H. All of the aforementioned contracts and agreements and any and all other contracts or agreements, whether written or oral, to which Mortgagor is or hereafter becomes a party, to the extent assignment is permitted therein, including, without limitation, purchase contracts for the sale of all or any portion of the Land, contracts pertaining to architectural services, contracts pertaining to engineering services, and contracts relating in any manner to the ownership, use, enjoyment, construction, occupancy, management, maintenance, operation or repair of all or any portion of the Land, the Improvements, the equipment located thereon or the Personalty or otherwise related to all or any part of the real and personal property described elsewhere herein (the “Contracts”); and

I. To the extent assignment thereof is legally permissible, all franchises, permits, licenses, entitlements and rights therein respecting the ownership, use, enjoyment, occupation, management, maintenance, repair and operation of any of the foregoing, provided however, permits issued or granted by applicable and federal and state authorities pursuant to Environmental Laws shall not be deemed to constitute Mortgaged Property but upon the default all applicable permits will be assigned and/or transferred as is legally permissible to Mortgagee; and

J. Any and all rights, titles, interests, estates and other claims, at law or in equity, that Mortgagor now has or may hereafter acquire in or to any proceeds from the sale, assignment, conveyance, hypothecation, grant, pledge or other transfer of any or all of the foregoing real or personal property; and

K. Any and all refunds, rebates, reimbursements, reserves, deferred payments, deposits, cost savings, governmental subsidy payments, governmentally registered credits (such as emissions reduction credits) and payments of any kind due from or payable by any governmental authority or any insurance or utility company relating to any or all of the Mortgaged Property; and

L. All refunds, rebates, reimbursements and payments of any kind due from or payable by any governmental authority for any taxes, assessments or governmental or quasi-governmental charges or levies imposed upon Mortgagor with respect to the Mortgaged Property or upon any or all of the Mortgaged Property; and

M. All monies relating to the Mortgaged Property held in any cash collateral or operating account maintained with Mortgagee or any Affiliate of Mortgagee now or at any time hereafter, all monies held in any capital expenditure escrows or other operational escrows or reserve funds and any other escrows, reserves or letters of credit benefiting or relating to the Mortgaged Property;

N. All right, title and interest of Mortgagor arising from the operation of the Mortgaged Property in and to all payments for goods or property sold or leased or for services rendered, whether or not yet earned by performance, and not evidenced by an instrument or chattel paper including, without limiting the generality of the foregoing, all accounts, accounts receivable, contract rights, book debts, and notes arising from the operation of the Mortgaged Property and Mortgaged Property-related services on the Mortgaged Property or arising from the sale, lease or exchange of goods or other property and/or the performance of services; and

O. The fee title to any of the Mortgaged Property that may be obtained by Mortgagee in the future, to the extent any of the Mortgaged Property is currently held by way of leasehold, easement or other form of non-fee ownership or right of occupancy; it is the intent of the parties that the lien of this Mortgage shall not be merged into fee title ownership but shall rather remain as a lien on all such property.

TO HAVE AND TO HOLD the Mortgaged Property and all parts thereof unto Mortgagee, its successors and assigns, to their own proper use, benefit and advantage forever, subject, however, to the terms, covenants and conditions herein contained.

WITHOUT LIMITATION OF THE FOREGOING, Mortgagor hereby further grants unto Mortgagee, pursuant to the provisions of the UCC, a security interest in all of the Mortgaged Property, which property includes, without limitation, goods which are or are to become fixtures, the Leases and the Rents.

THIS MORTGAGE IS GIVEN TO SECURE payment of the principal and interest evidenced by the Loan Documents, each of which shall be equally secured by this Mortgage without priority or preference to one over another, and performance of each and every of the covenants, conditions and agreements of Mortgagor contained in this Mortgage or in any of the other Loan Documents (all of which obligations are included in the “Secured Obligations”).

PROVIDED, HOWEVER, THE FOREGOING PRESENTS are made upon the condition that if Mortgagor (i) shall pay or cause to be paid to Mortgagee all of the Secured Obligations, (ii) shall pay or cause to be paid all amounts to be paid by Mortgagor under this Mortgage, and (iii) shall keep, perform and observe (or cause to be kept, performed and observed) each and every one of the covenants and promises in this Mortgage or in any of the other Loan Documents expressed to be kept, performed and observed by and on the part of Mortgagor, then this Mortgage shall cease, terminate and be void; however, if such conditions are not all satisfied, this Mortgage shall otherwise remain in full force and effect.

MORTGAGOR FURTHER COVENANTS AND AGREES WITH MORTGAGEE AS FOLLOWS:

1. MORTGAGOR’S COVENANTS, REPRESENTATIONS AND WARRANTIES.

1.1 Warranty of Title. At the time of the recordation of this Mortgage, Mortgagor is well seized of an indefeasible estate in fee simple in the portion of the Mortgaged Property which constitutes real property and owns good title to the portion of the Mortgaged Property which constitutes personal property, and Mortgagor has good right, full power and lawful authority to convey, mortgage and grant a security interest therein and to assign the Rents. Said title of Mortgagor in the Mortgaged Property is free and clear of all liens, charges, easements, covenants, conditions, restrictions and encumbrances whatsoever, other than liens evidenced by the mortgagee title insurance policy being issued in connection with this instrument, including as to the personal property and fixtures, security agreements, conditional sales contracts and anything of a similar nature. Mortgagor shall and will forever defend the title to the Mortgaged Property against the claims of all persons whomsoever.

1.2 Taxes. Mortgagor shall pay, or cause to be paid, all installments of taxes, assessments and other similar charges which are assessed, levied, confirmed, imposed, or which become a lien upon or against the Mortgaged Property or which become payable with respect thereto or with respect to the occupancy, use or possession of the Mortgaged Property, within thirty (30) days after the same become due, and shall promptly deliver to Mortgagee receipt therefor. In the event Mortgagor desires to contest the validity of any such taxes or assessments. Mortgagor shall (i) prior to the due date thereof, notify Mortgagee in writing that Mortgagor intends to so contest the same, (ii) if requested by Mortgagee, pay the entire amounts of such taxes or assessments when due or, if a contest is permitted by law without such payment on or before the due date thereof, deposit with Mortgagee security in form and content and amounts satisfactory to Mortgagee for the payment of 125% of such tax or assessment, or provide to Mortgagee such other indemnity or assurance of timely payment as may be acceptable to Mortgagee, and (iii) if requested by Mortgagee, deposit additional security or indemnity, from time to time, so that, at all times, adequate security or indemnity will be available for the payment of the full amount of the taxes or assessments together with all interest, penalties, costs and charges accrued or accumulated thereon. If the foregoing deposits are made and Mortgagor continues, in good faith, to contest the validity of such taxes or assessments by appropriate legal proceedings which shall operate to prevent the collection thereof and the sale of the Mortgaged Property to satisfy the same, Mortgagor shall be under no obligation to pay such tax or assessment until such time as the same has been decreed, by court order, to be a valid lien on the Mortgaged Property. Mortgagee shall have full power and authority to reduce any such security or indemnity to cash and apply the amount so received to the payment of any unpaid tax or assessment to prevent the sale or forfeiture of the Mortgaged Property, without any liability on Mortgagee’s part for any failure to apply the security or indemnity so deposited, unless Mortgagor requests, in writing, the application thereof to the payment of the particular tax or assessment for which such deposit was made. Any surplus deposit retained by Mortgagee, after the payment of the tax or assessment for which the same was made, shall be repaid to Mortgagor, unless an Event of Default (as hereinafter defined) exists, or an event has occurred or condition exists which, with the giving of notice or the passage of time, or both, could give rise to an Event of Default, in which event such surplus shall be applied by Mortgagee to the Secured Obligations in such order and manner as Mortgagee may determine.

1.3 Mortgage Taxes. In the event of the passage of any federal, state or local governmental law, order, rule or regulation subsequent to the date hereof which changes or modifies in any manner the laws now in force governing the taxation of mortgages or debts secured by mortgages or the manner of collecting taxes so as to materially and adversely affect Mortgagee, all sums secured by this Mortgage and all interest accrued thereon shall become due forthwith at the option of Mortgagee and be payable 60 days after notice to Mortgagor. Notwithstanding the foregoing, instead of paying all the sums secured by this Mortgage and all interest accrued thereon as provided above, Mortgagor shall have the right to pay to Mortgagee an amount which will place Mortgagee in exactly the same position Mortgagee would have been in had the events outlined above not occurred, provided, however, if such payment may, in Mortgagee’s judgment, be considered unlawful by a court of competent jurisdiction, then such payment may not be made and all sums secured by this Mortgage and all interest accrued thereon shall become due forthwith at the option of Mortgagee and payable 60 days after notice to Mortgagor as aforesaid.

1.4 Utilities. Mortgagor shall pay or cause to be paid when due any and all charges for utilities, whether public or private, with respect to the Mortgaged Property and all license fees, rents or other charges for the use of any appurtenance to the Mortgaged Property.

1.5 Liens. The Mortgaged Property shall be kept free and clear of all liens and encumbrances (unless the same are bonded or insured over in a manner satisfactory to Mortgagee) of every nature or description, including, without limitation, liens and encumbrances arising from past due taxes or assessments and from charges for labor, materials, supplies or services, other than liens expressly permitted by Mortgagee from time to time.

1.6 Subrogation. Mortgagee shall be subrogated to the claims and liens of all parties whose claims or liens are discharged or paid with the proceeds of any indebtedness secured hereby.

1.7 Insurance. Mortgagor shall, at its expense, maintain insurance policies in accordance with the terms and conditions of the Loan Documents.

1.8 Casualty. Mortgagor shall give immediate notice to Mortgagee of any damage to or loss of the Mortgaged Property or any portion thereof in excess of $100,000. In case of such damage or loss which is covered by any of the insurance policies maintained by Mortgagor, Mortgagee is hereby authorized, after giving three Business Days’ written notice to Mortgagor, to adjust, collect and compromise all claims thereunder during the continuance of an Event of Default hereunder; and in such case, Mortgagor shall sign immediately upon demand by Mortgagee, or, in the event Mortgagor fails to do so, Mortgagee may sign or endorse on Mortgagor’s behalf, all necessary proofs of loss, receipts, releases and other papers required by the insurance companies to be signed by Mortgagor. Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact for the purposes set forth in the preceding sentence. In all other cases, Mortgagor shall have the right to adjust and compromise such insurance claims and any proceeds shall be payable to Mortgagee and Mortgagor jointly. Mortgagee may deduct from such insurance proceeds any reasonable expenses incurred by Mortgagee in the settlement and collection thereof, including, without limitation, attorneys’ fees and expenses. The remaining proceeds are referred to in this instrument as the “Net Insurance Proceeds.”

1.9 Condemnation. If the Mortgaged Property, other than a part the loss of which, in Mortgagee’s sole discretion, would not adversely affect the operation of the Mortgaged Property, shall be damaged or taken through condemnation (which term, when used herein, shall include any damage or taking by any governmental authority and any transfer by private sale in lieu thereof), either temporarily, if in Mortgagee’s judgment such taking causes a material, adverse impact on (i) the Mortgaged Property and (ii) Mortgagor’s ability to pay or perform the Secured Obligations in accordance with the Loan Documents, or permanently, all of the Secured Obligations and obligations under the Loan Documents shall, at the option of Mortgagee, become immediately due and payable. Mortgagee shall be entitled to all compensation, awards and other payments or relief therefor and all such compensation, awards, damages, claims, rights, actions and proceedings, and the right thereto, are hereby assigned by Mortgagor to Mortgagee and shall be paid to Mortgagee. Mortgagor agrees to execute such further assignments of, or payment directions relating to, any compensations, awards, damages, claims, rights, actions and proceedings as Mortgagee may require. Mortgagee may deduct from such compensation, awards and other payments any reasonable expenses incurred by Mortgagee in the collection and settlement thereof, including, without limitation, attorneys’ fees and expenses. The remaining amount is referred to in this instrument as the “Net Award Proceeds”. Mortgagee is hereby authorized, at its option and after three Business Days’ written notice to Mortgagor, to commence, appear in and prosecute, in its own name or in the name of Mortgagor, any action or proceeding relating to any condemnation, and to settle or compromise any claim in connection therewith during the continuance of an Event of Default hereunder; in all other cases, Mortgagor shall have the right to prosecute, settle or compromise any such claim and any proceeds therefrom shall be payable to Mortgagor and Mortgagee jointly. Mortgagee shall not be liable to Mortgagor for any failure to collect any amount in connection with any such proceeding regardless of the cause of such failure.

1.10 Restoration. If the Mortgaged Property shall be damaged or destroyed by fire or other casualty or shall be damaged or taken through the exercise of the power of eminent domain or other cause, Mortgagor shall promptly and with all due diligence restore and repair the Mortgaged Property whether or not the Net Insurance Proceeds or the Net Award Proceeds (in either event, the “Proceeds”) are available or sufficient to pay the cost of such restoration or repair, which restoration and repair shall be commenced within 45 days of the damage or destruction and completed within 180-days thereof. Mortgagee may require that all plans and specifications for such restoration or repair be submitted to and approved by Mortgagee in writing prior to commencement of the work. Mortgagee may require evidence of the estimated cost of completion of such restoration or repair satisfactory to Mortgagee and, thereafter, such architect’s certificates, waivers of lien, contractors’ sworn statements, title insurance endorsements, plats of survey and other evidence of cost, payment and performance relating to such restoration or repair work which is satisfactory to Mortgagee.

1.11 Application of Insurance Proceeds. At Mortgagee’s election, to be exercised by written notice to Mortgagor within thirty (30) days following Mortgagee’s unrestricted receipt in cash or the equivalent thereof of the Proceeds, the entire amount of the Proceeds shall be either (i) applied to the amounts outstanding with respect to the Loan Documents and in such order and manner as Mortgagee may elect, or (ii) made available to Mortgagor on the terms and conditions set forth in this Section to finance the cost of restoration or repair, with any excess to be applied to the Secured Obligations and amounts outstanding under the Loan Documents in an order determined by Mortgagee in its sole and absolute discretion. Mortgagee may commingle any such funds held by it with its other general funds. Mortgagee shall not be obligated to pay interest in respect of any such funds held by it. Without limitation of any of the foregoing, Mortgagee shall have the right at all times to apply such funds to the cure of any Event of Default or the performance of any obligations of Mortgagor hereunder or under any of the other Loan Documents. The provisions of this Section 1.12 shall govern any conflicting provision in Section 1.9.

1.12 Governmental Authority Payments. Mortgagor agrees with respect to the collateral described in Granting Clauses K and L of this instrument (the “Governmental Authority Payments”) as follows: (i) that Mortgagor shall, at Mortgagor’s sole expense, promptly take all actions necessary to obtain all proceeds to which Mortgagor is entitled in connection with the Governmental Authority Payments, including, without limitation, the filing of applications or claims and the prosecution of appeals or litigation, if reasonably necessary and cost effective, (ii) that, in the event of an Event of Default by Mortgagor under this Mortgage, Mortgagor shall direct the payor with regard to any of the Governmental Authority Payments to remit same directly to Mortgagee when due, (iii) that Mortgagor shall forward promptly to Mortgagee all notices and correspondence relating in any manner to any of the Governmental Authority Payments and any proceeds received by Mortgagor in connection with any of the Governmental Authority Payments, (iv) that, during the continuance of an Event of Default under this instrument, the proceeds of any of the Governmental Authority

Payments received by Mortgagee shall, after three (3) Business Days’ written notice to Mortgagor, be applied toward the repayment of the Secured Obligations in a manner determined by Mortgagee in its sole discretion or, at the request of Mortgagor and with the consent of Mortgagee, said proceeds shall be deposited in a secured deposit account maintained with Mortgagee or an Affiliate of Mortgagee, as designated by Mortgagee and, after 3 Business Days’ written notice to Mortgagor, applied from time to time toward the payment of any expenses relating to the Mortgaged Property, in a manner determined by Mortgagee in its sole discretion, and (v) that, in the event of an Event of Default by Mortgagor under this Mortgage, Mortgagee shall be and hereby is appointed as Mortgagor’s agent with respect to any of the Governmental Authority Payments and in that capacity Mortgagee shall have the right, after three (3) Business Days’ written notice to Mortgagor, to take all such actions that Mortgagee deems necessary and expedient in order to obtain all proceeds to which Mortgagor is entitled with respect to any of the Governmental Authority Payments.

1.13 General Care of the Property. Mortgagor shall preserve and maintain or cause to be preserved and maintained the Mortgaged Property in good condition and repair, shall not commit or suffer any waste thereof, and shall keep the same in a clean, orderly and attractive condition. Mortgagor shall not do or suffer to be done anything which will increase the risk of fire or of any other hazard to the Mortgaged Property or any part thereof. Except as contemplated by the Loan Documents, no buildings, structures, improvements, fixtures, personal property or other part of the Mortgaged Property shall be removed, added to, demolished or altered structurally to any extent or altered non- structurally in any material respect without the prior written consent of Mortgagee. Mortgagor shall promptly comply, and cause the Mortgaged Property and the occupants or users thereof to comply, with all present and future laws, ordinances, orders, rules and regulations and other requirements of any governmental authority affecting the Mortgaged Property or the use or occupancy thereof. Mortgagee and its representatives are hereby authorized to enter upon and inspect the Mortgaged Property at any time during normal business hours during the term of this Mortgage.

1.14 Leases and Other Agreements Affecting the Mortgaged Property. Mortgagor shall duly and punctually perform all terms, covenants, conditions and agreements binding upon Mortgagor or the Mortgaged Property under any lease or any other agreement or instrument of any nature whatsoever which involves or affects the Mortgaged Property or any part thereof and which is binding on Mortgagor. Mortgagor represents and warrants that Mortgagor has heretofore furnished Mortgagee with true and complete copies of all such leases, agreements and instruments existing on the date of this Mortgage. Mortgagor agrees to furnish Mortgagee with executed copies of all leases hereafter entered into with respect to all or any part of the Mortgaged Property. Mortgagor shall not without the express written consent of Mortgagee, enter into any new lease or modify, surrender, terminate, extend or renew, either orally or in writing, any lease now existing or hereafter created upon the Mortgaged Property nor shall Mortgagor permit an assignment or sublease thereof without the express written consent of Mortgagee. If Mortgagee so requests. Mortgagor shall cause the tenant under each or any of such leases to enter into subordination and attornment agreements with Mortgagee which are satisfactory to Mortgagee. Mortgagor shall not accept payment of advance rents or security deposits equal, in the aggregate, to more than one month’s rent without the express written consent of Mortgagee. Mortgagor shall keep any security deposits made by any tenant in an account with Mortgagee. Mortgagor may not withdraw any such security deposit from such account without providing Mortgagee with reasonable assurance that such withdrawal is being paid directly to the applicable tenant. In order to further secure payment of the Secured Obligations, Mortgagor hereby assigns, transfers and sets over to Mortgagee all of Mortgagor’s right, title and interest in. to and under all of the leases now or hereafter affecting the Mortgaged Property and in and to all of the rents, issues, profits, revenues, awards and other benefits now or hereafter arising from the Mortgaged Property. Unless and until an Event of Default occurs, Mortgagor shall be entitled to collect the rents, issues, profits, revenues, awards and other benefits of the Mortgaged Property (except as otherwise provided in this Mortgage) as and when they become due and payable. Mortgagee shall be liable to account only for rents, issues, profits, revenues, awards and other benefits of the Mortgaged Property actually received by Mortgagee pursuant to any provision of this Mortgage.

1.15 Impairment of Security. Without limitation of any other provision hereof, Mortgagor shall not assign, in whole or in part, the rents, issues, profits, revenues, awards and other benefits from the Mortgaged Property without the prior written consent of Mortgagee; any such assignment made without Mortgagee’s prior written consent shall be null and void and of no force and effect and the making thereof shall constitute an Event of Default under this Mortgage. Without limitation of the foregoing, Mortgagor shall not in any other manner impair the security of this Mortgage for the payment of any Secured Obligations.

1.16 Prohibition of Further Encumbrance. Mortgagor shall not, without the prior written consent of Mortgagee, further mortgage, hypothecate, pledge or otherwise encumber, whether by operation of law or otherwise, any interest in the Mortgaged Property. Any such encumbrance made without Mortgagee’s prior written consent shall be null and void and of no force or effect and any mere attempt to create or cause an encumbrance in default of the terms hereof shall constitute an Event of Default under this Mortgage.

1.17 Prohibition of Transfer. Mortgagor shall not, without the prior written consent of Mortgagee, sell, assign or otherwise transfer, whether directly or indirectly, by operation of law or otherwise, all or any portion of any interest in the Mortgaged Property, except replacements of personal property in the ordinary course of business.

1.18 Further Assurances; After Acquired Property. At any time and from time to time, upon request from Mortgagee, Mortgagor shall make, execute and deliver, or cause to be made, executed and delivered, to Mortgagee and, where appropriate, to cause to be recorded or filed, or both, and from time to time thereafter to be re-recorded or refiled, or both, at such time and in such offices and places as shall be deemed desirable by Mortgagee, any and all such other and further mortgages, security agreements, financing statements, continuation statements, instruments of further assurances, certificates and other documents as may, in the opinion of Mortgagee, be necessary or desirable in order to effectuate, complete or perfect, or to continue and preserve (i) the obligations of Mortgagor under this Mortgage and the other Loan Documents, and (ii) the lien and security interest of this Mortgage as a first and prior lien and security interest upon all of the Mortgaged Property, whether now or hereafter acquired by Mortgagor. Upon any failure by Mortgagor to so make, execute and deliver each of such documents after written demand, Mortgagee may make, execute, record, file, re-record and refile, as appropriate, any and all such mortgages, security agreements, financing statements, continuation statements, instruments, certificates and documents for and in the name of Mortgagor, and Mortgagor hereby irrevocably appoints Mortgagee as its agent and attorney-in-fact in connection therewith. The lien and security interest hereof will automatically attach, without further act, to all after-acquired property owned by Mortgagor attached to or used in connection with the operation of the Mortgaged Property.

1.19 Environmental Matters. Mortgagor represents, warrants and covenants that Mortgagor has not used Hazardous Materials (defined below), on, from, or affecting the Mortgaged Property in any manner which violates federal, state, or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and no prior owner of the Mortgaged Property or any tenant, subtenant, prior tenant or prior subtenant has used Hazardous Materials, on, from, or affecting the Mortgaged Property, in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials. Mortgagor shall keep or cause the Mortgaged Property to be kept free of Hazardous Materials. Without limiting the foregoing, Mortgagor shall not cause or permit the Mortgaged Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws and regulations, nor shall Mortgagor cause or permit, as a result of any intentional or unintentional act or omission on the part of Mortgagor or any tenant or subtenant, a release of Hazardous Materials onto the Mortgaged Property or onto any other property. Mortgagor shall comply with and ensure compliance by all tenants and subtenants with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with any and all approvals, registrations or permits required thereunder. Mortgagor shall (i) conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to clean up and remove all Hazardous Materials, on, from, or affecting the Mortgaged Property (a) in accordance with all applicable federal state, and local laws, ordinances, rules, regulations, and policies, (b) to the satisfaction of the Mortgagee, and (c) in accordance with the orders and directions of all federal, state and local governmental authorities, and (ii) defend, indemnify, and hold harmless the Mortgagee and its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to (a) the presence, disposal, release, or threatened release of any Hazardous Materials which are on, from, or affecting the soil, water, vegetation, building, personal property, persons, animals, or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; and/or (d) any violation of laws, orders, regulations, requirements, or demand of governmental authorities, or any policies or requirements of the Mortgagee, which are based upon or in any way related to such Hazardous Materials, including, without limitation, attorneys and consultant fees, investigation and laboratory fees, court costs, and litigation expenses. In the event this Mortgage is foreclosed, or Mortgagor tenders a deed in lieu of foreclosure, Mortgagor shall deliver the Mortgaged Property to the Mortgagee free of any and all Hazardous Materials so that the condition of the Mortgaged Property shall conform with all applicable federal, state and local laws, ordinances, rules or regulations affecting the Mortgaged Property. For purposes of this Paragraph, “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Sections 2901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental laws, ordinances, rules, or regulations. The provisions of this Section shall be in addition to any and all obligations and liabilities Mortgagor may have to Mortgagee at common law, and shall survive the transactions contemplated herein. Mortgagee in its sole discretion, in the event of any Event of Default under this Mortgage, may inspect the Mortgaged Property or retain others to inspect the Mortgaged Property and conduct whatever tests Mortgagee deems necessary to insure Mortgagor is in compliance with the warranties, covenants and representations contained in this Section. In the event Mortgagee ascertains, with or without an inspection of the Mortgaged Property, that there are any violations of any warranties or covenants contained in this Section or that any of Mortgagor’s representations contained herein are inaccurate, then Mortgagee may foreclose this Mortgage, although Mortgagee shall be under no obligation to do so, or Mortgagee may pursue any other remedies provided under the Loan Documents which Mortgagee is entitled to pursue as a result of a violation of the warranties and covenants of this Section or as a result of any inaccurate or false representations contained in this Section.

2. MORTGAGOR’S DEFAULT.

2.1 Mortgagor’s Defaults and Mortgagee’s Remedies.

2.1.1 Events of Default Each of the following shall constitute an “Event of Default.” under this Mortgage:

2.1.1.1 Mortgagor fails to pay, when due, any interest or installment of principal on the Note; or

2.1.1.2 Mortgagor fails to pay, when due, any amount payable under this Mortgage other than principal or interest and such failure continues for a period of five Business Days after notice thereof from Mortgagee to Mortgagor; or

2.1.1.3 Mortgagor fails to keep or perform any of the agreements, undertakings, obligations, covenants or conditions under this Mortgage not expressly referred to in another clause of this Section and (i) such failure continues for a period of thirty (30) days after notice thereof from Mortgagee to Mortgagor, or (ii) if such failure cannot, because of its nature, be cured within said 30-day period, then, if Mortgagor commences curing such failure within said 30-day period and diligently continues such cure, such failure continues for an additional 30-day period; or

2.1.1.4 Any representation, warranty or certification made in this Mortgage by Mortgagor or otherwise made by Mortgagor in writing in connection with or as contemplated by this Mortgage or any of the other Loan Documents proves to be false or materially misleading and is not promptly cured after written notice from Mortgagee; or

2.1.1.5 Except as permitted by Mortgagor, the recording of a material claim of lien against any portion of the Mortgaged Property and the continuance of such claim of lien for twenty (20) days without discharge, satisfaction or provision for payment being made by Mortgagor in a manner satisfactory to Mortgagee, provided that the foregoing shall not be deemed to be an Event of Default to the extent Mortgagor is diligently contesting any such lien or claim of lien in good faith and Mortgagor has deposited security with Mortgagee which is acceptable to Mortgagee in Mortgagee’s sole and absolute discretion; or the sequestration or attachment of, or any levy or execution of the Mortgaged Property, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby, provided that the foregoing shall not be deemed to be an Event of Default to the extent Mortgagor is diligently contesting any such sequestration, attachment, levy or execution in good faith and Mortgagor has deposited security with Mortgagee acceptable to Mortgagee in Mortgagee’s sole and absolute discretion; or

2.1.1.6 The filing of a petition by Mortgagor for relief under the Bankruptcy Reform Act of 1978 (11 U.S.C. §101-1330), as hereinafter amended or recodified (the “Bankruptcy Code”), or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; the filing of any pleading or an answer by Mortgagor in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Mortgagor’s insolvency; a general assignment by Mortgagor for the benefit of creditors; or Mortgagor applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Mortgagor or any property of Mortgagor; or

2.1.1.7 The failure of Mortgagor to effect a full dismissal of any involuntary petition under the Bankruptcy Code or any other debtor relief law that is filed against Mortgagor or in any way restrains or limits Mortgagor or Mortgagee regarding the Loan, or the Mortgaged Property, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or thirty (30) days after the date of filing of such involuntary petition; or

2.1.1.8 The failure at any time of the Mortgage to be a valid first lien upon the Mortgaged Property other than as a result of any release or reconveyance of the Mortgage with respect to the Mortgaged Property as may be agreed between Mortgagor and Mortgagee; or

2.1.1.9 Other than the replacement of furniture, fixtures or equipment, the Mortgaged Property is sold, conveyed, transferred, assigned, disposed of, or is further encumbered, or an agreement for any of the foregoing is entered into, without the prior written consent of Mortgagee; or

2.1.1.10 Mortgagor enters into any secondary or additional financing agreements or arrangements of any kind whatsoever (other than Permitted Liens) secured, in whole or in part, by all or any part of or interest in the Mortgaged Property; or

2.1.1.11 Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Mortgagee or Mortgagor from performing any of their obligations under this Mortgage or any of the Loan Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within thirty (30) days after the granting of such decree or order.

2.1.2 Mortgagee’s Remedies. Upon the happening of any Event of Default, Mortgagee shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Mortgagee by law or equity (including remedies in force at time of execution or time of enforcement of this instrument, whether deemed procedural or substantive in nature) or the terms of any Loan Document, to do any or all of the following, concurrently or successively, without notice to Mortgagor:

2.1.2.1 Declare any and all amounts due under the Loan Documents to be, and they shall thereupon become, immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Loan Documents to the contrary notwithstanding; or

2.1.2.2 Terminate Mortgagee’s obligations under the Loan Documents to extend credit of any kind or to make any disbursement, whereupon the commitment and obligation of Mortgagee to extend credit or to make disbursements shall terminate; or

2.1.2.3 Foreclose upon the Mortgaged Property pursuant to the laws of the State of Idaho and the procedures of the county in which the Mortgaged Property is located; or

2.1.2.4 Enter upon and take possession of the Mortgaged Property and do anything necessary or desirable to complete construction of the improvements contemplated by the Loan Documents, to fulfill the obligations of Mortgagor under the Loan Documents and to sell, manage, maintain, repair and protect the Mortgaged Property, and, without restricting the generality of the foregoing and for the purposes aforesaid, Mortgagor hereby authorizes Mortgagee (i) to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens or security interests against the Mortgaged Property or as may be necessary or desirable for the clearance of title or otherwise, (ii) to use any funds including without limitation any loan balance which might not have been disbursed and customer deposits, for the purpose of completing improvements on the Mortgaged Property, (iii) to make such changes to the plans and specifications for said improvements as Mortgagee may deem desirable to complete same, (iv) to execute all applications and certifications which may be required to carry out the intent and purposes hereof, (v) to employ such contractors, subcontractors, architects and others as Mortgagee may deem appropriate for the purpose of completing said improvements, (vi) to make necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements to and on the Mortgaged Property and purchase or otherwise acquire additional fixtures, personalty or other property, (vii) to insure or keep the Mortgaged Property insured, (viii) to manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in the name of Mortgagor or otherwise with respect to the same, (ix) to do any and every act which Mortgagor might do, including without limitation to enter into leases of any portion of the Mortgaged Property and to enter into contracts for the sale of, and to sell and convey title to, the Mortgaged Property and Mortgagor agrees to execute and deliver such contracts, deeds, leases and other instrument as may be required by Mortgagee or Mortgagee’s title company to carry out the intent of this Section, (x) to prosecute or defend any and all actions or proceedings involving the Mortgaged Property or any fixtures, equipment or other installations thereon, and (xi) to exclude Mortgagor and the representatives of Mortgagor from the Mortgaged Property and Mortgagee shall have joint access with Mortgagor to the books and accounts of Mortgagor; furthermore, in connection with an exercise by Mortgagee of the foregoing remedy:

(i) Mortgagee and its representatives shall be entitled to the entry, possession and use contemplated herein upon demand and without the consent of any party and without any legal process or other condition precedent whatsoever; however, if Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property after such demand by Mortgagee, Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring the delivery of immediate possession of the Mortgaged Property to Mortgagee, and Mortgagor hereby specifically consents to the entry of such judgment or decree;

(ii) Mortgagor acknowledges that any denial of such entry, possession and use by Mortgagee will cause irreparable injury and damage to Mortgagee and agrees that Mortgagee may forthwith sue for any remedy to enforce the immediate enjoyment of such right, and Mortgagor hereby waives the posting of any bond as a condition for granting such remedy; and

(iii) Mortgagor shall pay to Mortgagee, upon demand, all expenses (including, without limitation, attorneys’ fees and expenses) of obtaining such judgment or decree or of otherwise seeking to enforce its rights under this Mortgage or any of the other Loan Documents; and all such expenses shall, until paid, be secured by the Loan Documents and shall bear interest at the Default Rate; or

2.1.2.5 Offset and apply any indebtedness now or hereafter owing from Mortgagee to Mortgagor (including, without limitation, any amounts on deposit in any demand, time, savings, passbook, certificate of deposit or like account maintained by Mortgagor with Mortgagee or any affiliate of Mortgagee) against any and all amounts due from Mortgagor to Mortgagee hereunder or under the other Loan Documents; or

2.1.2.6 Collect and receive all the rents, issues, profits and revenues of the Mortgaged Property, including those past due as well as those accruing thereafter, after deducting therefrom (i) all expenses of taking, holding, managing and operating the Mortgaged Property (including, without limitation, compensation for the services of all persons employed for such purposes), (ii) the cost of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the cost of such insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may determine to pay, (v) other proper charges upon the Mortgaged Property, and (vi) Mortgagee’s attorneys’ fees and expenses.

2.2 Protective Advances. If an Event of Default occurs, Mortgagee may (but shall in no event be required to) cure any such Event of Default and any amounts expended by Mortgagee in so doing, including without limitation all funds furnished by Mortgagee pursuant to Section 2.1.2.4 above, shall (i) be deemed advanced by Mortgagee under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (ii) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Notes, and (iii) become due and owing, at Mortgagee’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Default Rate.

2.3 Other Remedies. If any Event of Default shall occur and be continuing, Mortgagee may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Loan Documents. To the extent the laws of the State of Idaho limit (i) the availability of the exercise of any of the remedies set forth in this instrument (such as, by way of example, remedies involving a power of sale on the part of Mortgagee and the right of Mortgagee to exercise self-help in connection with the enforcement of the terms of this Mortgage), or (ii) the enforcement of waivers and indemnities made by Mortgagor, such remedies, waivers or indemnities shall be exercisable or enforceable, any provisions in this Mortgage to the contrary notwithstanding, if, and to the extent, permitted by the laws in force at the time of the exercise of such remedies or the enforcement of such waivers or indemnities without regard to the enforceability of such remedies, waivers or indemnities at the time of the execution and delivery of this Mortgage.

2.4 No Mortgagee Liability. To the extent permitted by law, Mortgagee shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith except losses, damages, injuries, costs or expenses resulting from Mortgagee’s gross negligence.

2.5 Mortgagee’s Attorneys’ Fees. In case of any Event of Default hereunder, Mortgagor shall pay Mortgagee’s attorneys’ fees and expenses in connection with the enforcement of this Mortgage or any of the other Loan Documents.

2.6 Receiver. If an Event of Default shall have occurred and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of strict right without notice and without regard to the occupancy or value of any security for the Secured Obligations or the insolvency of any party bound for its payment to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the rents, issues, profits, revenues, awards and other benefits thereof. The receiver shall have all of the rights and powers to the fullest extent permitted by law. Mortgagor shall pay to Mortgagee upon demand all of Mortgagee’s costs and expenses, including, without limitation, receiver’s fees and expenses and attorneys’ fees and expenses, incurred pursuant to this Section plus interest thereon accruing at the Default Rate, and all such amounts shall be additional indebtedness comprising Secured Obligations.

2.7 Mortgagee’s Power of Enforcement. If an Event of Default shall have occurred and be continuing, Mortgagee may, either with or without entry or taking possession as herein provided or otherwise, proceed by suit or suits at law or in equity or by any other appropriate proceeding or remedy (i) to enforce payment of the Secured Obligations or the performance of any term, covenant, condition or agreement of this Mortgage or any other right, (ii) to foreclose this Mortgage and to sell the Mortgaged Property as an entirety or otherwise, as Mortgagee may determine, and (iii) to pursue any other remedy available to it, including without limitation any remedy available to it under any of the Loan Documents, all as Mortgagee shall deem most effectual for such purposes. Mortgagee may take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, as Mortgagee may determine. Mortgagee may elect to pursue any one or more or all of the foregoing.

2.8 Purchase by Mortgagee. Upon any foreclosure sale, Mortgagee may bid for and purchase the Mortgaged Property and shall be entitled to apply all or any part of any indebtedness or obligation secured hereby as a credit to the purchase price.

2.9 Fees and Expenses; Application of Proceeds of Sale. In any suit to foreclose the lien hereof, there shall be allowed and included as additional indebtedness secured hereby (and part of the Secured Obligations) in the decree for sale, to the extent permitted by law, all costs and expenses which may be paid or incurred by or on behalf of Mortgagee or the holder of the Note for attorneys’ fees and expenses, appraiser’s fees and expenses, receiver’s fees and expenses, insurance, taxes, outlays for documentary and expert evidence, costs for preservation of the Mortgaged Property, stenographer’s charges, publication cost and costs of procuring all abstracts of title, title searches and examinations, and similar data and assurances with respect to title as Mortgagee or the holder of the Note may deem to be necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or value of the Mortgaged Property, or for any other reasonable purpose. The amount of any such costs and expenses which may be paid or incurred after the decree for sale is entered may be estimated and the amount of such estimate may be allowed and included as additional indebtedness secured hereby (and part of the Secured Obligations) in the decree for sale. In the event of a foreclosure sale of the Mortgaged

Property, the proceeds of said sale shall be applied first to the expenses of such sale and of all proceedings in connection therewith, including without limitation attorneys’ fees and expenses, then to insurance premiums, liens, assessments, taxes and charges, including, without limitation, utility charges, then to payment of the outstanding principal balance of any indebtedness secured hereby, then to the accrued interest on all of the foregoing, and, finally, the remainder, if any, shall be paid to Mortgagor.

2.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor agrees, to the fullest extent permitted by law, that if an Event of Default occurs hereunder, neither Mortgagor nor anyone claiming through or under Mortgagor shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead or redemption laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the Mortgaged Property hereby conveyed, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereat, and Mortgagor, for itself and all who may at any time claim by, through or under it, hereby waives and releases, to the fullest extent permitted by law, the benefit of all such laws and any and all rights to have the assets comprised in the security intended to be created hereby marshalled upon any foreclosure of the lien of this instrument.

2.11 Leases. Mortgagee, at its option, is authorized to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, and the failure to make such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Mortgagor, a defense to any proceedings instituted by Mortgagee to collect the sums secured hereby, or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property.

2.12 Discontinuance of Proceedings and Restoration of the Parties. In case Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

2.13 Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

2.14 Suits to Protect the Mortgaged Property. Upon the occurrence of an Event of Default under this instrument, Mortgagee shall have the power (i) to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage; (ii) to preserve or protect its interest in the Mortgage Property and in the rents, issues, profits, revenues, awards and other benefits arising therefrom; and (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, regulation, rule, order or other requirement that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such enactment, regulation, rule, order or other requirement would impair the security hereunder or be prejudicial to the interest of Mortgagee, and all costs and expenses incurred by Mortgagee in connection therewith (including, without limitation, attorneys’ fees and expenses) shall be paid by Mortgagor to Mortgagee on demand with interest at the Default Rate, and all such amounts shall be additional indebtedness secured hereby (and part of the Secured Obligations).

2.15 Mortgagee May File Proofs of Claim. In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, its creditors or its property, Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the entire amount due and payable by Mortgagor under this Mortgage at the date of the institution of such proceedings and for any additional amount which may become due and payable by Mortgagor hereunder after such date.

3. ASSIGNMENT OF LEASES AND RENTS.

3.1 Assignment. For $10.00 and other good and valuable consideration, including the indebtedness evidenced by the Note, the receipt and sufficiency of which is hereby acknowledged, Mortgagor has granted, bargained, sold and conveyed, and by these presents does grant, bargain, sell and convey absolutely unto Mortgagee the Leases and the Rents, subject only to the hereinafter referenced License, to have and to hold the Leases and the Rents unto Mortgagee, forever, and Mortgagor does hereby bind itself, its successors and assigns to warrant and forever defend the title to the Leases and the Rents unto Mortgagee against every person whomsoever lawfully claiming or to claim the same or any part thereof by or through Mortgagor; provided, however, if Mortgagor shall pay or cause to be paid and shall perform and discharge or cause to be performed and discharged, the Secured Obligations, then this assignment shall terminate and be of no further force and effect, and all rights, titles and interests conveyed pursuant to this assignment shall become revested in Mortgagor without the necessity of any further act or requirement by Mortgagor or Mortgagee.

3.2 Limited License. Mortgagee hereby grants to Mortgagor a limited license (the “License”), nonexclusive with the rights of Mortgagee reserved in this Mortgage, to exercise and enjoy all incidences of ownership of the Leases and the Rents, including specifically but without limitation the right to collect, demand, sue for, attach, levy, recover and receive the Rents, and to give proper receipts, releases and acquittances therefor. Mortgagor hereby agrees to receive all Rents and hold the same as a trust fund to be applied, and to apply the Rent so collected, to the payment, satisfaction and discharge of the indebtedness described in the Loan Documents as and when the same shall become due and payable. Thereafter, Mortgagor may use the balance of the Rent collected in any manner not inconsistent with the Loan Documents.

3.3 Enforcement of Leases. Subject to and in accordance with the terms and conditions of Section 1.14 of this Mortgage, Mortgagor shall (a) duly and punctually perform and comply with any and all representations, warranties, covenants and agreements expressed as binding upon the landlord under any Lease, (b) maintain each of the Leases in full force and effect during the term thereof, (c) to the extent commercially reasonable, appear in and defend any action or proceeding in any manner connected with any of the Leases, (d) deliver to Mortgagee copies of executed counterparts of all Leases and (e) deliver to Mortgagee such further information, and execute and deliver to Mortgagee such further assurances and assignments, with respect to the Leases as Mortgagee may from time to time reasonably request. Without Mortgagee’s prior written consent, Mortgagor shall not materially discount any future accruing Rent, or assign or grant a security interest in or to the License or any of the Leases.

3.4 Suits; Attornment. Subject to the License and the provisions of Section 2.1.2 of this Mortgage, Mortgagee hereby reserves and may exercise the right and Mortgagor hereby acknowledges that Mortgagee has the right (but not the obligation), upon the occurrence and during the continuance of an Event of Default, to collect, demand, sue for, attach, levy, recover and receive any Rent, to give proper receipts, releases and acquittances therefor and, after deducting the expenses of collection, to apply the net proceeds thereof as a credit upon any portion of any indebtedness secured hereby selected by Mortgagee, notwithstanding that such portion selected may not then be due and payable or that such portion is otherwise adequately secured. Mortgagor hereby authorizes and directs any lessee of the Mortgaged Property to deliver any such payment to, and otherwise to attorn all other obligations under the Leases direct to, Mortgagee. Mortgagor hereby ratifies and confirms all that Mortgagee shall do or cause to be done by virtue and in compliance with the terms of this assignment. No lessee shall be required to inquire into the authority of Mortgagee to collect any Rent, and any lessee’s obligation to Mortgagor shall be absolutely discharged to the extent of its payment to Mortgagee.

3.5 Remedies. Upon or at any time after the occurrence of any Event of Default, Mortgagee, at its option and in addition to the remedies provided in this Mortgage, shall have the complete, continuing and absolute right, power and authority to terminate the License solely by the giving of written notice of termination to Mortgagor. Upon Mortgagee’s giving of such notice, the License shall immediately terminate without any further action being required of Mortgagee. Thereafter, as long as any Event of Default shall exist, Mortgagee shall have the exclusive right, power and authority to take any and all action as described above, regardless of whether a foreclosure sale of the remainder of the Mortgaged Property has occurred under this Mortgage, or whether Mortgagee has taken possession of the remainder of the Mortgaged Property or attempted to do any of the same. No action referred to above or in this Section taken by Mortgagee shall constitute an election of remedy. Notwithstanding any term to the contrary herein, in the event of such a termination of Mortgagor’s License, such License shall be reinstated when and if the applicable Event of Default shall have been cured or waived.

3.6 No Obligation of Mortgagee. Neither the acceptance by Mortgagee of the assignment granted in this Mortgage, nor the granting of any other right, power, privilege or authority in this Mortgage, nor the exercise of any of the aforesaid, shall (i) prior to the actual taking of physical possession and operational control of the Mortgaged Property by Mortgagee, be deemed to constitute Mortgagee as a “mortgagee in possession” or (ii) at any time thereafter, obligate Mortgagee (a) to appear in or defend any action or proceeding relating to the Leases, the Rents or the remainder of the Mortgaged Property, (b) to take any action hereunder, (c) to expend any money or incur any expenses or perform or discharge any obligation, duty or liability with respect to any Lease, (d) to assume any obligation or responsibility for any deposits which are not physically delivered to Mortgagee or (e) for any injury or damage to person or property sustained in or about the Mortgaged Property, provided that nothing herein shall relieve Mortgagee of liability for the willful misconduct or gross negligence or omissions of Mortgagee.

3.7 Mortgagor’s Indemnities. So long as the License is in effect, Mortgagor shall indemnify and hold Mortgagee harmless from and against any and all liability, loss, cost, damage or expense which Mortgagee incurs under or by reason of this assignment, or for any action taken by Mortgagee hereunder in accordance with the terms hereof, or by reason of or in defense of any and all claims and demands whatsoever which are asserted against Mortgagee arising out of the Leases. In the event Mortgagee incurs any such liability, loss, cost, damage or expense, the amount thereof together with all reasonable attorneys’ fees and interest thereon at the Default Rate shall be payable by Mortgagor to Mortgagee, within 10 days after demand by Mortgagee, and shall be secured by this Mortgage, provided that Mortgagor shall have no duty or liability hereunder to indemnify and hold Mortgagee harmless from matters resulting from the willful misconduct or gross negligence of Mortgagee, or matters which arise from events first occurring after Mortgagee has acquired title to the Property by foreclosure or deed in lieu of foreclosure.

4. MISCELLANEOUS.

4.1 Time of the Essence. Time is of the essence as to Mortgagor’s obligations under this Mortgage.

4.2 Severability. Any provision of this Mortgage which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Mortgage, shall be of no effect and, in such case, all the remaining terms and provisions of this Mortgage shall subsist and be fully effective according to the tenor of this Mortgage the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Mortgage or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Mortgage, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.

4.3 Notices. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible commercial or United States Postal Service overnight courier, addressed:

if to Mortgagor:	Sterling Mining Company
2201 Government Way, Suite E,
Coeur d’Alene, Idaho 83814
Attn: Michael Branstetter

in the case of Mortgagee to:	Private Capital Group, Inc.
486 W. 50 North
American Fork, Utah 84003
Attn: Jared Lucero

or to such other address or addresses as the party to be given notice may have furnished in accordance with this provision, in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing provisions shall be deemed given when delivered personally or, if mailed as aforesaid, on the date of delivery or refusal of delivery as shown on the postal receipt, or, if sent by overnight courier, on the date of delivery or refusal of delivery, as shown on the receipt of such courier.

4.4 Documentation. All documents and other matters required by any of the provisions of this Mortgage to be submitted or furnished to Mortgagee shall be in form and substance satisfactory to Mortgagee.

4.5 Additional Assurances. Mortgagor agrees that, at any time or from time to time, upon the written request of Mortgagee, Mortgagor will execute all such further documents and do all such other acts and things as Mortgagee may request to effectuate the transaction herein contemplated.

4.6 Choice of Law. This Mortgage shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to principles of conflicts of law. Nothing herein shall be deemed to limit any rights, powers or privileges which Mortgagee may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Mortgagee which is lawful pursuant to, or which is permitted by, any of the foregoing.

4.7 No Third Party Beneficiary. This Mortgage is made for the sole benefit of Mortgagor and Mortgagee, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

4.8 Interpretation. All references herein to a party’s best knowledge shall be deemed to mean the best knowledge of such party based on all appropriate and thorough inquiry. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Mortgagee, to the making of a determination or designation by Mortgagee, to the application of Mortgagee’s discretion or opinion, to the granting or withholding of Mortgagee’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Mortgagee, or otherwise involving the decision making of Mortgagee, shall be deemed to mean that Mortgagee shall decide unilaterally using its sole and absolute discretion or judgment.

4.9 No Waiver.

4.9.1 General Waiver Provisions. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Mortgagee, and any such waiver shall be effective only to the extent set forth in such writing. No failure by Mortgagee to exercise or delay by Mortgagee in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Mortgage are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Mortgagor in any case shall, in itself, entitle Mortgagor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Mortgagee to any other or further action in any circumstances without notice or demand.

4.9.2 Specific Waiver Provisions. If Mortgagee (i) grants forbearance or an extension of time for the payment of any indebtedness or obligation secured hereby; (ii) takes other or additional security for the payment of any indebtedness or obligation secured hereby; (iii) waives or does not exercise any right granted herein or in the Loan Documents or in any other document or instrument securing the Secured Obligations; (iv) releases with or without consideration any of the Mortgaged Property from the lien of this Mortgage or any other security for the payment of the indebtedness secured hereby; (v) changes any of the terms, covenants, conditions or agreements of any Loan Document or this Mortgage or in any other document or instrument securing the Secured Obligations; (vi) consents to the filing of any map, plat or replat or condominium declaration affecting the Mortgaged Property; (vii) consents to the granting of any easement or other right affecting the Mortgaged Property; or (viii) makes or consents to any agreement subordinating the lien hereof; any such act or omission shall not release, discharge, modify, change or affect (except to the extent of the changes referred to in clause (v)

above) the original liability under this Mortgage or any other Loan Document or any other obligation of Mortgagor or any subsequent purchaser(s) of the Mortgaged Property, or any maker, co-signer, endorser, surety or guarantor; nor shall any such act or omission preclude Mortgagee from exercising any right, power or privilege herein granted or intended to be granted upon the occurrence of an Event of Default then made or of any subsequent Event of Default, except to the extent expressly agreed to in writing by Mortgagee, nor shall, except as otherwise expressly provided in an instrument or instruments executed by Mortgagee, the lien of this Mortgage or the priority thereof be altered thereby, whether or not there are junior lienors and whether or not they consent to any of the foregoing.

4.9.3 Sale or Transfer. In the event of the sale, assignment or other transfer, by operation of law or otherwise, of all or any part of the Mortgaged Property, Mortgagee, without notice, is hereby authorized and empowered to deal with any such vendee or transferee with reference to the Mortgaged Property or the Secured Obligations, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings. The foregoing shall not limit the prohibition against transfer set forth in Section 1.17 hereof.

4.9.4 Partial Releases. Without limitation of the foregoing, Mortgagee hereby reserves the right to make partial release or releases of the Mortgaged Property, or of any other security held by Mortgagee with respect to all or any part of the Secured Obligations, without notice to, or the consent, approval or agreements of, other parties in interest, including junior lienors, which partial release or releases shall not impair in any manner the validity or priority of this Mortgage on the portion of said property not so released.

4.10 Security Agreement. This Mortgage shall be construed as a “Security Agreement” within the meaning of and shall create a security interest under the UCC, with respect to any part of the Mortgaged Property which constitutes fixtures or personal property. Mortgagee shall have the rights with respect to such fixtures and personal property afforded to it by said Uniform Commercial Code in addition to, but not in limitation of, the other rights afforded Mortgagee by this Mortgage or any of the other Loan Documents.

4.11 Fixture Filing. As to all of the Mortgaged Property which is or which hereafter becomes a “fixture” under applicable law, this Mortgage constitutes a fixture filing under Sections 9-334 and 9-502(c) of the UCC.

4.12 No Merger. It being the desire and the intention of the parties hereto that this Mortgage and the lien hereof do not merge into fee simple title to the Mortgaged Property, it is hereunder understood and agreed that, should Mortgagee acquire fee title or other interests in or to the Mortgaged Property then, unless a contrary interest is manifested by Mortgagee as evidenced by an appropriate document duly recorded, this Mortgage and the lien hereof shall not merge with the fee simple title, so that this Mortgage may continue to be foreclosed as if owned by a stranger to the fee simple title.

4.13 Delivery of Summons, Etc. If any action or proceeding shall be instituted which (i) is intended to evict Mortgagor or recover possession of the Mortgaged Property, or (ii) could result in a money judgment in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for failure to pay any obligation relating to the Mortgaged Property or this Mortgage (which judgment amount in excess of Fifty Thousand and No/100 Dollars ($50,000.00) would not be covered and fully paid by applicable insurance), or (iii) could result in a lien on the Mortgaged Property, Mortgagor shall immediately, upon service thereof on or by Mortgagor, deliver to Mortgagee a true copy of each petition, summons, complaint, notice of motion, order to show cause and all other process, pleadings and papers, however designated, served in any such action or proceeding.

4.14 Successors and Assigns. This Mortgage shall be binding upon Mortgagor and its legal representatives, successors and assigns.

4.15 Legal Tender of United States. All payments hereunder shall be made in the legal tender of the United States of America for public and private debts.

4.16 Compliance with Mortgage Foreclosure Law. In the event that any provision in this Mortgage shall be inconsistent with any provision of the statutes or common law of the State of Idaho governing the foreclosure of this Mortgage (collectively, the “Foreclosure Laws”), the provisions of the Foreclosure Laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Foreclosure Laws.

4.17 Definitions; Cautions. With respect to any reference in this Mortgage to any defined term, (i) if such defined term refers to a person, or a trust, corporation, partnership or other entity, then it shall also mean all heirs, personal representatives, successors and assigns of such person or entity, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof. Captions contained in this Mortgage in no way define, limit or extend the scope or intent of their respective provisions. All exhibits referenced in this Mortgage refer to the exhibits that are attached to it and are incorporated in it. Any reference in this Mortgage to attorneys fees and costs shall include attorneys’ and paralegals’ and similar persons’ fees and costs in regard to enforcement, trial, appellate and collection matters, bankruptcy and probate, mediation and arbitration, and all other legal and administrative processes or proceedings.

4.18 WAIVER OF RIGHT TO JURY TRIAL. MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT MORTGAGOR MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGEE. MORTGAGOR ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR MORTGAGEE TO ENTER INTO EACH OF THE LOAN DOCUMENTS IT EXECUTES, AND THAT THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

5. OTHER PROVISIONS.

5.1 Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by any Loan Document is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Loan Document, or now or hereafter existing at law, in equity or by statute.

5.2 Invalid Provisions. In the event that any of the covenants, agreements, terms or provisions contained herein or in any other Loan Document shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein or therein (or the application of the covenant, agreement, term held to be invalid, illegal or unenforceable, to persons or circumstances other than those in respect of which it is invalid, illegal or unenforceable) shall be in no way affected, prejudiced or disturbed thereby.

5.3 Conflicts. In the event of a conflict between the terms hereof and the terms of any other Loan Document, the terms of the document which shall either enlarge the interest of Mortgagee in the Mortgaged Property, grant to Mortgagee greater financial security in the Mortgaged Property and/or assure payment of the Secured Obligations in full, shall control.

5.4 Future Advances. This Mortgage is given to secure not only existing indebtedness, but also such future advances, whether such advances are obligatory or are to be made at the option of Mortgagee, or otherwise, as are made within twenty years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Mortgage. The total amount of indebtedness that may be so secured may decrease or increase from time to time, but the total unpaid balance so secured at one time shall not exceed Six Million and No/100 Dollars ($6,000,000.00), plus interest thereon, and any disbursements made for the payment of taxes, levies or insurance on the Mortgaged Property, Nothing in this instrument shall be deemed an obligation on the part of Mortgagee to make any future advances. Mortgagor hereby agrees that it shall not execute or file for record any notice limiting the maximum principal amount that may be so secured to a sum less than the maximum principal amount set forth in this Section, and that no such notice shall be of any force and effect whatsoever unless Mortgagee shall have consented thereto (which consent may be granted or withheld in Mortgagee’s sole discretion) in writing signed by Mortgagee and recorded in the public records of the county in which the Land is situated; any filing of such a notice shall be an Event of Default under this Mortgage.

5.5 Covenants of Guarantors. As a part of the inducement to Mortgagee to extend the credit secured hereby, Mortgagor has caused one or more other persons, firms or corporations to enter into certain guaranty agreements with Mortgagee. Mortgagor covenants and agrees that such persons, firms or corporations shall fully perform, comply with and abide by such agreements. It is further understood and agreed by Mortgagor that such representations and agreements by the other persons, shall constitute for the purpose of its obligations hereunder, covenants on behalf of Mortgagor.

5.6 Limitation of Interest. Mortgagee does not intend to violate any applicable usury laws. Accordingly, it being the intention of Mortgagee and Mortgagor to comply with the laws of the State of Idaho, with regard to the rate of interest charged hereunder, it is agreed that, notwithstanding any provision to the contrary in this Mortgage, the Note, or in any of the other Loan Documents, no such provision shall require the payment or permit the collection of any amount in excess of the maximum amount of interest permitted by law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the indebtedness evidenced by this Mortgage, the Note, or any other Loan Documents (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, in any of the Loan Documents, then in such event:

(i) the provisions of this paragraph shall govern and control:

(ii) Mortgagor shall not be obligated to pay any Excess Interest;

(iii) any Excess Interest that Mortgagee may have received hereunder, at the option of Mortgagee, shall be (a) applied as a credit against either the then outstanding principal balance due under the Note, or the accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both; (b) refunded to the pay or thereof; or (c) any combination of the foregoing;

(iv) the applicable interest rate or rates shall be automatically subject to reduction to the maximum lawful rate allowed to be contracted for in writing under the applicable usury laws of the aforesaid State, and the Note, and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in such interest rate or rates; and

(v) Mortgagor shall not have any action or remedy against Mortgagee for any damages whatsoever or any defense to enforcement of the Note, or any of the other Loan Documents arising out of the payment or collection of any Excess Interest.

IN WITNESS WHEREOF, the undersigned has caused these presents to be signed by its duly authorized representatives as of the date first above written.

STERLING MINING COMPANY,
an Idaho corporation

Signature:	/s/ J. Kenney Berscht	Signature:	/s/ James N. Meek
By:	J. Kenney Berscht	By:	James N. Meek
Its:	President	Its:	Chief Financial Officer
EIN #: 601 - 066 822
Office Address:
2201 Government Way, Suite E,
Coeur d’Alene, Idaho 83814

ACKNOWLEDGEMENT

STATE OF	Idaho	}
COUNTY OF	Shoshone	}

On the 17th day of June in the year 2008 before me, the undersigned, personally appeared J. Kenney Berscht and James N. Meek, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signatures on the instrument, the individual(s), or the persons upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the State of Idaho, County of Shoshone.

/s/ Kari A. Hill Notary Public My commission expires: 7/14/11

EXHIBIT “A”

LIST OF MORTGAGEES

i.	Michael & Beth Burke, as husband and wife, with a zero and twenty-nine-million-five-hundred-eighty-seven-thousand-seven-hundred-nine hundred millionths percent (0.29587709) interest;

ii.	Zone P. & Lisa Westover, as husband and wife, with a zero and fourty-one-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven hundred millionths percent (0.41666667) interest;

iii.	Daniel Gerszewski with a zero and fourty-nine-million-four-hundred-thirty-two-thousand-eight-hundred-seventy-five hundred millionths percent (0.49432875) interest;

iv.	David Burke with a zero and fifty-two-million-one-hundred-five-thousand-six-hundred-sixty-seven hundred millionths percent (0.52105667) interest;

v.	Creating Healthy Homes, LLC with a zero and six-hundred-twenty-five thousandths percent (0.62500000) interest.

vi.	Entrust Arizona FBO Glen Forthun # 10874 with a zero and six-hundred-twenty-five thousandths percent (0.62500000) interest;

vii.	John & Debbie Cardon, as husband and wife, with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

viii.	R.E.D. Inc with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

ix.	Tom Thomsen with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

x.	Martin Daniels with a zero and eighty-three-million-three-hundred-thirty-three-thousand-three-hundred-thirty-four hundred millionths percent (0.83333334) interest;

xi.	Rick & Dana Moon, as husband and wife, with a one and four-hundred-sixteen-thousand-six-hundred-sixty-seven ten millionths percent (1.04166670) interest;

xii.	Davoko, INC with a one and four-hundred-sixteen-thousand-six-hundred-sixty-seven ten millionths percent (1.04166670) interest;

xiii.	Lonnie & Judith Empey with a one and four-hundred-sixteen-thousand-six-hundred-sixty-seven ten millionths percent (1.04166670) interest;

xiv.	Jeff Arnold with a one and twenty-five hundredths percent (1.25000000) interest.

xv.	Corey & Brenda Enloe, as husband and wife, with a one and twenty-five hundredths percent (1.25000000) interest;

xvi.	Entrust Arizona FBO Carla Forthun # 10964 with a one and four-million-five-hundred-eighty-lhree-thousand-three-hundred-thirty-four ten millionths percent (1.45833340) interest;

xvii.	IRA Express, Inc. FBO Merlin A. Hansen Account #100240 with a one and six-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (1.66666670) interest;

xviii.	Linette Rollins with a one and six-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (1.66666670) interest;

xix.	Kenneth A. & Yael Mesa, as husband and wife, with a two and eight-hundred-thirty-three-thousand-three-hundred-thirty-four ten millionths percent (2.08333340) interest;

xx.	Shayln Searle with a two and eight-hundred-thirty-three-thousand-three-hundred-thirty-four ten millionths percent (2.08333340) interest;

xxi.	Rhett A. & Lola K. Searle, as husband and wife, with a two and eight-hundred-thirty-three-thousand-three-hundred-thirty-four ten millionths percent (2.08333340) interest;

xxii.	Jonathan K & Heather D. Fowler, as husband and wife, with a two and five tenths percent (2.50000000) interest;

xxiii.	Gerszewski Living Trust with a two and six-million-eight-hundred-eighty-seven-thousand-three-hundred-seventy-flve ten millionths percent (2.68873750) interest;

xxiv.	HHCorner, LLC with a two and nine-million-one-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (2.91666670) interest;

xxv.	Stephen Schauer with a four and one-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (4.16666670) interest;

xxvi.	Paul R. Major with a four and one-million-six-hundred-sixty-six-thousand-six-hundred-sixty-seven ten millionths percent (4.16666670) interest;

xxvii.	Natalie A. Ide with a four and three-hundred-seventy-five-thousandths percent (4.37500000) interest;

xxviii.	Cache Private Capital, LLC with a fourteen and five-hundred-forty-one-thousand-six-hundred-sixty-seven millionths percent (14.54166700) interest; and

xxix.	West Coast Lending Group with a forty one and six-hundred-sixty-six-thousand-six-hundred-sixty-seven millionths percent (41,66666700) interest.

EXHIBIT “B”

LEGAL DESCRIPTION OF THE LAND

PARCEL 1:

Boxer, Lone Star, 1900, Snow Storm and Snow Storm Fraction Patented Mining Claims, M.S. No. 1879 situated in Hunter Mining District in Sections 19, 20, 29 and 30, Township 48 North, Range 6 East B.M., Shoshone County, State of Idaho. Patent recorded in Book 35, deeds, page 207.

PARCEL 2:

Snow Cap, Snow Drift and Snow Peak Patented Mining Claim, M.S. 2063, situated in Hunter Mining District in Sections 19, 20 and 29, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, deeds, page 280.

PARCEL 3:

Illinois, Liberty, Protection and Snow Storm Cloud Patented Mining Claims, M.S. 2066A, situated in Hunter Mining District lying in Section 29, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 35, deeds, page 211.

PARCEL 4:

Midlight, Moonlight, Starlight and Sunlight Patented Mining Claims, M.S. 2104, situated in Hunter Mining District lying in Sections 30 and 31, Township 48 North, Range 6 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, deeds, page 277.

PARCEL 5:

Banner M.S. 2539, Oregon M.S. 2539, Puzzler Boy, M.S. 2539, Sister Roary, M.S. 2539 and Smyley, M.S. 2539, Patented Mining Claims situated in Hunter Mining District, Sections 2 and 3, Township 47 North, Range 5 East, B.M., Shoshone County, Idaho

PARCEL 6:

Josephine Patented Mining Claim, M.S. 1335, situated in Lelande Mining District in Section 16 and 17, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 1, Patents, page 154.

PARCEL 7:

Black Pine, Black Pine No.2, Erin Amended, Gilt Edge, Gilt Edge Fraction, Iron Silver Fraction Amended, Maid of Erin, McSweeny, Nobel Schley, Noble Schley Amended, Patrick Henry Fraction Amended, Patrick, Patrick Henry Amended, Sampson, Snow Cap, Snow Flake Fraction Amended and White Pine Amended Patented Mining Claims M.S. 3081-A situated in Lelande Mining District and Hunter Mining District in Sections 8, 16, 17, 20 and 21, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 59, Deeds, page 569.

PARCEL 8:

Snow Drift Patented Mining Claim, M.S. 1354, situated in Lelande Mining District in Sections 16 and 17, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book B, Patents, page 26. Subject to Exception 22, Schedule B.

PARCEL 9:

Ben Harrison Patented Mining Claim, M.S. 2183, situated in Lelande Mining District in Section 17, Township 48 North, Range 5 East B.M., Shoshone County, State of Idaho. Patent recorded in Book B, Patents, page 11.

PARCEL 10:

Ranger Patented Mining Claim, M.S. 2506 situated in Lelande Mining District in Section 17, Township 48 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 45, Deeds, page 231.

TAILINGS POND TRACT:

A tract of land located in Section 10, Township 48 North, Range 3 East Boise Meridian, Shoshone County, State of Idaho, more particularly described as follows:

Beginning at a point from whence the South quarter corner of Section 10, Township 48 North, Range 3 East Boise Meridian. Bears S25°26’03”E a distance of 1323.22 feet;

Thence N52°02’22”E a distance of 222.39 feet to a point;

Thence N35°58’40”E a distance of 553.77 feet to a point;

Thence N10°29’08”E a distance of 390.50 feet to a point;

Thence N00°05’28”E a distance of 502.18 feet to the Center  1/4 corner of said Section 10;

Thence N46°45’41”E a distance of 1158.30 feet to a point;

Thence N86°59’56”E a distance of 490.92 feet to a point;

Thence S54°24’42”E (Shown of record as S54°20’00E’’) a distance of 270.73 feet to a point;

Thence S21033’07”W (Shown of record as S21°07’17”W) a distance of 25.96 feet to a point;

Thence S39°37’13”E (Shown of record as S40°03’03”E) a distance of 138.64 feet to a point;

Thence S37°00’24”E (Shown of record as S37°26’14”E) a distance of 273.82 feet to a point;

Thence S12°03’57”E (Shown of record as S12°03’45”E) a distance of 190.68 feet to a point;

Thence S12°58’24’W (Shown of record as S12°32’34”W) a distance of 118.62 feet to a point;

Thence N89°38’13”E a distance of 57.82 feet (Shown of record as N89°12’23”E 58.24 feet) to a point on the northerly right-of-way of the Big Creek Road;

Thence along a curve to the right on said right-of-way with a radius of 542.96 feet a distance of 229.96 feet (With a long chord bearing S41°17’05”W a distance of 228.24 feet) to Sta PT 20+01.74 30 Rt of the Big Creek Road;

Thence S53°25’04”W (shown of record as S53°44’14”W) a distance of 957.59 feet to Sta PC 29+59.33 30 Rt of the Big Creek road;

Thence along a curve to the right on said right-of-way with a radius of 4553.66 feet a distance of 537.55 feet (With a long cord bearing of S56°47’59”W a distance of 537.23’) to Sta PC 35+00.42 30 Rt of the Big Creek Road;

Thence S60°10’53”W (Shown of record as S60°30’03”W) along said right-of-way a distance of 99.58 feet to a point Sta 36+00 30 Rt of the Big Creek Road;

Thence S77°20’07”W along said right-of-way a distance of 33.91 feet to Sta 36+32.40 40 Rt of the Big Creek Road;

Thence along a curve to the left on side right-of-way with a radius of 612.96 feet a distance of 231.49 feet (With a long chord bearing of S49°21’44”W a distance of 230.12 feet) to Sta PT 38+49.78 40 Rt of the Big Creek Road;

Thence S38°32’35”W (Shown of record as S38°51’45”W) a distance of 692.32 feet to Sta PC 45+41.10 40 Rt of the Big Creek Road;

Thence along a curve to the left on said right-of-way with a radius of 2934.79 feet a distance of 146.81 feet (With a long chord bearing of S37°06’36”W a distance of 146.79 feet) to a point;

Thence N37°48’54”W a distance of 281.25 feet to a point;

Thence N23°26’35”W a distance of 215.98 feet to the true point-of-beginning.

The above descriptions include the following parcel numbers: 48N03E-10-1650; 48N06E-20-6300; 48N06E-30-2100; 48N06E-30-0150; 48N06E-19-9000; 48N06E-29-3200; MC0290; MC0054; and MC0013.